news release
QLT ANNOUNCES DEPARTURE OF CHIEF BUSINESS OFFICER

For Immediate Release	December 22, 2005
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that Bill Newell will step down as senior vice president and chief business officer, effective January 1, 2006.
“Bill made many significant contributions to QLT since he came here over three years ago to lead the company’s business development and legal efforts including spearheading the acquisition of Kinetek Pharmaceuticals and Atrix Laboratories, securing the convertible debt financing and guiding the legal proceedings for the MEEI and TAP litigations,” said Robert Butchofsky, QLT’s acting chief executive officer. “We congratulate Bill on his new position leading a private biotech company in the Bay Area and wish him every success as he pursues this next exciting stage of his career.”
About QLT Inc.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG
Eligard is a registered trademark of Sanofi-aventis
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”